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                                                                    EXHIBIT 99.1

                              N E W S R E L E A S E

FOR IMMEDIATE RELEASE                                CONTACT:
---------------------                                --------
                                                     Mary Kerr
                                                     Vice President
                                                     Corporate Communications
                                                     (717) 751-3071

                 THE BON-TON STORES, INC. ANNOUNCES CLOSING OF A
                           BUFFALO, NEW YORK LOCATION

     YORK, PA, NOVEMBER 16, 2005--THE BON-TON STORES, INC. (Nasdaq: BONT) today announced it will close its Walden Galleria store located in Buffalo, New York effective January 28, 2006. The Walden Galleria store will continue to offer a full merchandise assortment and honor the company's hassle-free return and exchange policy until it closes. Thereafter, Walden Galleria customers may return merchandise to any other Bon-Ton location.

     The Bon-Ton acquired the leasehold interests in the 150,000 square foot Walden Galleria location in 1994 and subsequently opened the store under the Bon-Ton name. The carrying value of the long-lived assets at this location was adjusted to fair value in prior periods; however, the Company will incur pre-tax costs associated with the closing of the location estimated at $1.8 million, or $0.07 per share on an after-tax basis. The closing costs include a termination payment, redistribution of remaining inventory, severance for associates and general closing costs. The Company expects the store closing will be accretive to earnings in 2006. The closing will impact approximately 90 associates. The closing cost was not anticipated in the Company's earnings guidance for the year; therefore, the Company is adjusting its earnings per share guidance to a range of $1.43 to $1.53 per share.

     Bud Bergren, President and Chief Executive Officer stated, "The Company reviews the performance of all its assets on an on-going basis. For this reason, we made the decision to close the Walden Galleria store. We sincerely appreciate the loyalty and dedication of our associates and the support of our Buffalo community customers. We remain committed to our customers and the Buffalo market. We encourage our customers to visit any of our other seven stores in the area."

     Affected associates will be offered the opportunity to interview for available positions at other Bon-Ton store locations. Associates will receive career transition benefits including severance, career counseling and state employment service support.

     The Bon-Ton Stores, Inc. operates 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

     Statements made in this press release, other than statements of historical information, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's pending acquisition of the approximate 142 stores comprising the Northern Department Store Group of Saks Incorporated, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.


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